EXHIBIT 99.1

Contacts:

John W. Smolak	Scott M. Tsujita
EVP CFO & Chief Admin Officer	VP Finance & Treasurer
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-4750	Phone: 602-504-5161
Email: jsmolak@hypercom.com	Email: stsujita@hypercom.com

DRAFT

HYPERCOM CORPORATION ANNOUNCES
FIRST-QUARTER 2003 RESULTS

Highlights:

•	Revenue of $55.7 million, improved gross margins, and positive income from continuing operations despite slowest seasonal quarter and soft global economy;

•	Quarter-end balance sheet includes improved cash balance position of $42.9 million and further reduction of the Company’s only significant debts - those relating to facility mortgages and to the securitization of its lease portfolio.

PHOENIX, April 25, 2003-Hypercom Corporation (NYSE: HYC) a leading global supplier of electronic payment solutions, today announced financial results for the three months ended March 31, 2003.

The Company announced that first quarter financial results are in line with previously issued guidance. “Despite the significant impacts of industry seasonality, a soft global economy, and the war in the Middle East, the Company has delivered first quarter results in line with our previous expectations,” stated Chris Alexander, Hypercom’s Chairman and Chief Executive Officer.

Net loss, including discontinued operations, for the quarter was $2.0 million, or -$0.04 per fully diluted share, versus a loss of $24.4 million, or -$0.60 per share for the same quarter last year. The Company reported a loss before discontinued operations of $1.1 million, or -$0.02 per diluted share for the quarter ended March 31, 2003, which is comparable to a loss of $0.9 million or -$0.02 per diluted share in the same quarter last year.

The results were achieved on consolidated first quarter net revenue of $55.7 million compared to $70.8 million in the same quarter last year. In general, revenues and results of operations fluctuate seasonally for the Company due to low demand for POS equipment in the post-holiday season. The prior year’s revenues and results of operations are higher in part, as a result of $7.9 million of incremental revenue recorded in first quarter 2002 associated with a contract with the Brazilian Health Ministry which was substantially completed in 2002. Additionally, the soft global economy and ongoing conflict in Iraq contributed to lower first quarter revenues in 2003 compared to the prior year.

Income from continuing operations was $0.7 million for the first quarter of 2003 compared to $4.4 million in the same quarter last year, as higher current year gross margins and lower operating expenses were insufficient to fully offset the decline in revenues. Adjusted EBITDA from continuing operations totaled $3.6 million versus $8.2 million for the same period a year ago. Adjusted EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the condensed consolidated financial statements included in this release.

The Company continues to streamline operations to reduce costs and to increase gross margins. The sale or discontinuance of certain unprofitable operations is nearly complete and the Company continues to focus on balance sheet management. As a result of these actions, the Company has improved cash flow and increased its cash balance to $42.9 million from $29.8 million at December 31, 2002. The Company is in compliance with all lender covenants as of March 31, 2003.

Financial Highlights

Current year revenue, gross margins, and operating expenses represent continuing operations only, with discontinued operations reported separately. For comparative purposes, all prior year figures have been restated to only reflect the same continuing operations.

First Quarter Operating Results:

Net revenues of $55.7 million for the first quarter ended March 31, 2003, were lower than the prior year revenues of $70.8 million. This year’s revenues are comparatively lower because they did not include an incremental $7.9 million of revenue from a contract with the Brazilian Health Ministry realized in first quarter 2002. They also reflect a soft global economy and the effects of the conflict in Iraq.

Gross profit for the quarter was $23.4 million, or 42.0% of revenues, versus $27.5 million, or 38.9% of revenues, in the same period last year. The increase in gross profit percentage reflects the improved gross profit margins of Golden Eagle Leasing from 29.7% in the prior year to 58.6% in the first quarter 2003. The improvement in Golden Eagle’s margin is principally related to a decrease in lease defaults as the portfolio of leases matures.

Operating expenses were $22.6 million compared to $23.1 million a year ago, principally as a result of cost reduction and restructuring activities undertaken during the second half of 2002. Research and development spending was reduced by $0.3 million, and selling, general, and administrative costs were reduced by $0.2 million in the first quarter compared to the same period in the prior year.

The Company reported first quarter 2003 income from continuing operations of $0.7 million. The operating loss from our core POS / Network Systems operation of $1.0 million, was offset by Golden Eagle Leasing operating profit of $1.7 million. In first quarter 2002, the Company reported operating income from continuing operations of $4.4 million comprised of income from the core POS / Network Systems operations of $4.2 million and operating income of $0.2 million from Golden Eagle Leasing.

Interest expense decreased to $0.6 million, compared to $2.0 million in the same period in the prior year, principally as a result of our repayment of $21.7 million of term notes in 2002.

Foreign currency loss for the first quarter of 2003 was $0.5 million and significantly less than the loss of $1.6 million in the first quarter of 2002. The reduced loss is a result of a more aggressive hedging program the Company has undertaken to mitigate foreign currency exposures.

Tax expense was $0.7 million for the quarter on a pre-tax loss of $0.4 million. The Company’s tax expense is a result of profitable foreign operating divisions that are included in the consolidated pre-tax loss. The Company had a tax benefit of $0.6 million on a pre-tax loss of $1.5 million in the same period of the prior year.

The Company reported a $0.9 million loss from discontinued operations for the quarter, compared to $1.7 million loss in the same quarter a year ago. The losses reflect the ongoing unprofitable activities that the Company is in the process of selling or discontinuing in its efforts to increase its focus on core business units. The decrease in the loss compared to the prior year reflects that certain of the operations identified as discontinued in 2002 have now been disposed of or downsized.

Net loss, including the aforementioned loss from discontinued operations, equaled $2.0 million, or -$0.04 per share on 48.0 million shares outstanding for the quarter just ended. Net loss for the same period a year ago was $24.4 million, or -$0.60 per share on 40.6 million shares then outstanding. The prior year net loss included a charge for a change in accounting principle of $21.8 million or -$0.54 per share.

The Company closed the quarter with a sales backlog of $83.7 million versus $77.4 million as of December 31, 2002 and $60.9 million as of March 31, 2002.

Quarter-End Balance Sheet:

The Company continued to strengthen its balance sheet during the quarter as cash balances increased to $42.9 million at March 31, 2003, compared to $29.8 million at December 31, 2002, and $22.6 million at March 31, 2002. The increase in cash is attributable to current quarter operating results, a significant reduction in working capital requirements, and the collection of an income tax receivable related to prior years. Concurrently, the Company substantially reduced its long-term debt. The debt that remains is limited to the non-recourse securitization of its lease portfolio and debt related to property, plant and equipment. The Company reported stockholders’ equity of $187.1 million as of March 31, 2003.

Operational Highlights

During the quarter, the Company announced several new initiatives and collaborations related to its products including:

•	Shipped 6,000,000th Hypercom POS terminal and celebrated 25th anniversary.

•	Teamed with First aSuretee, a subsidiary of First Data Corporation, to introduce a point-to-point electronic transaction and identification system in an effort to reduce electronic payment and transaction fraud associated with magnetic stripe skimming and cloning.

•	Awarded “Visa Chip Vendor of the Year for 2003” by VISA EU and CEMEA for commitment to smart card technology excellence.

•	Named “2003 Market Engineering Company of the Year” by Frost & Sullivan for technology leadership, market advances, and customer focus.

•	Signed new contracts with various ISO’s including ABANCO, PayRight Merchant Services, MSI Merchant Services, and JR’s POS Depot for approximately 70,000 terminals or $24 million.

•	Expanded Golden Eagle leasing activities to include non-POS equipment to leverage existing underwriting, administrative, and financing infrastructure.

FY 2003 Outlook

Consistent with management’s longer-term perspective and the dynamics of the Company’s revenue model, the Company has elected to provide full year, as opposed to quarterly guidance. As previously provided and unchanged, the projection for fiscal year 2003, excluding the impact of discontinued operations, is:

Net Revenue	$265.0 - $273.0 million
Income from continuing operations	$ 19.7 - $ 24.0 million
Adjusted EBITDA from continuing operations	$ 31.4 - $ 35.7 million

Forward guidance is predicated on a stable worldwide economy.

Hypercom’s conference call to discuss the financial results for the period ended March 31, 2003, will be held on Friday, April 25, 2003, at 11 a.m. EDT (8 a.m. Phoenix time). The conference call will be simultaneously webcast at Hypercom’s Web site, www.hypercom.com and will also be available after the call has concluded in the investor relations section under “audio.archive”.

About Hypercom (www.hypercom.com)

Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-sale for consumers, merchants and acquirers, and yield increased profitability for its customers. Hypercom’s products include secure web-enabled information and transaction terminals that work seamlessly with its networking equipment and software applications for e-commerce, m-commerce, smart cards and traditional payment applications.

Hypercom’s widely-accepted Internet-enabled, consumer-activated and EMV-approved touch-screen ICE™ (Interactive Consumer Environment) information and transaction terminals enable acquirers and merchants to decrease costs, increase revenues and improve customer retention.

Headquartered in Phoenix, Arizona, Hypercom has shipped more than six million terminals in over 100 countries, which conduct over 10 billion transactions annually.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In passing the Reform Act, Congress encouraged public companies to make “forward –looking statements” by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

Forward-looking statements are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. The words “may,” “believe,” “anticipate,” “intend,” “forecast,” “project,” “potential,” and similar expressions identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s anticipated financial performance, projections regarding future revenue, cost savings, operating profits, net income, cash flows, working capital, liquidity, compliance with the Company’s credit agreements, manufacturing capacity, introduction of new products and other matters.

Forward-looking statements involve risks, uncertainties and other factors, which may cause actual results, performance or achievements of Hypercom to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Hypercom’s results and cause them to materially differ from those contained in the forward-looking statements include uncertainties relating to:

•	The state of the competition in the payments processing industry in general; the commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks related to our indebtedness and compliance with restrictions and financial covenants in our loan agreements; risks associated with restructuring our business operations; risks associated with utilization of contract manufacturers of our products; our ability to sell unprofitable non-core business entities; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

•	Risk factors and cautionary statements made in Hypercom’s Form 10-K for the period ended December 31, 2002.

•	Other factors that Hypercom is currently unable to identify or quantify, but may arise or become known in the future.

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to those and other uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise this statement regarding forward-looking statements to reflect future developments. In addition, we do not undertake and specifically disclaim any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

The Company does not endorse any projections regarding future performance that may be made by third parties.

Our statement regarding our industry leadership is derived from industry surveys of worldwide POS terminal shipments.

Hypercom is a registered trademark of Hypercom Corporation. ICE is a trademark of Hypercom Corporation.

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

($ thousands, except per share data)
	Three Months Ended

	March 31, 2003			March 31, 2002

	Core Business	Golden Eagle	Total	Core Business	Golden Eagle	Total
Net revenue	$49,796	$5,905	$55,701	$63,898	$6,875	$70,773
Costs and expenses:
Costs of revenue	29,876	2,445	32,321	38,423	4,830	43,253
Research and development	5,813	—	5,813	6,129	—	6,129
Selling, general and administrative	15,055	1,772	16,827	15,097	1,881	16,978

Total costs and expenses	50,744	4,217	54,961	59,649	6,711	66,360

Income (loss) from continuing operations	(948)	1,688	740	4,249	164	4,413
Interest income	50	28	78	16	—	16
Interest expense	(592)	(9)	(601)	(1,978)	—	(1,978)
Loss on early extinguishment of debt	—	—	—	(2,618)	—	(2,618)
Other income (expense)	(157)	—	(157)	219	—	219
Foreign currency loss	(463)	—	(463)	(1,592)	—	(1,592)

Income (loss) before income taxes, discontinued operations, and cumulative effect of change in accounting principle	(2,110)	1,707	(403)	(1,704)	164	(1,540)
(Provision) benefit for income taxes	(690)	—	(690)	634	—	634

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	(2,800)	1,707	(1,093)	(1,070)	164	(906)
Loss from discontinued operations, net of $354 tax benefit in 2002	(937)	—	(937)	(1,736)	—	(1,736)
Cumulative effect of change in accounting principle	—	—	—	(1,411)	(20,355)	(21,766)

Net income (loss)	$(3,737)	$1,707	$(2,030)	$(4,217)	$(20,191)	$(24,408)

Basic earnings (loss) per share:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(0.06)	$0.04	$(0.02)	$(0.03)	$—	$(0.02)
Loss from discontinued operations	(0.02)	—	(0.02)	(0.04)	—	(0.04)
Cumulative effect of change in accounting principle	—	—	—	(0.03)	(0.50)	(0.54)

Basic earnings (loss) per share	$(0.08)	$0.04	$(0.04)	$(0.10)	$(0.50)	$(0.60)

Diluted earnings (loss) per share:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(0.06)	$0.04	$(0.02)	$(0.03)	$—	$(0.02)
Loss from discontinued operations	(0.02)	—	(0.02)	(0.04)	—	(0.04)
Cumulative effect of change in accounting principle	—	—	—	(0.03)	(0.46)	(0.54)

Diluted earnings (loss) per share	$(0.08)	$0.04	$(0.04)	$(0.10)	$(0.46)	$(0.60)

Adjusted EBITDA:
Adjusted EBITDA from continuing operations	$1,270	$2,343	$3,613	$7,140	$1,055	$8,195
Adjusted EBITDA from discontinued operations	(895)	—	(895)	(1,349)	—	(1,349)

Total adjusted EBITDA	$375	$2,343	$2,718	$5,791	$1,055	$6,846

Adjusted EBITDA per basic share	$0.01	$0.05	$0.06	$0.14	$0.03	$0.17

Adjusted EBITDA per diluted share	$0.01	$0.05	$0.06	$0.13	$0.02	$0.15

Basic shares outstanding			48,043			40,639

Diluted shares outstanding			48,723			44,321

Capital Expenditures			$2,009			$1,860

Hypercom Corporation
CONSOLIDATED BALANCE SHEETS

	March 31, 2002
($ in thousands)	(unaudited)	December 31, 2002

ASSETS
Cash and cash equivalents	$37,329	$23,069
Restricted cash	5,548	6,777
Accounts receivable, net	53,812	56,007
Current portion of net investment in direct financing leases	10,375	11,812
Current portion of net investment in sales-type leases	10,027	9,774
Inventories, net	39,353	46,406
Prepaid expenses and other current assets	16,762	14,857
Income tax receivable	857	9,118
Prepaid income taxes	416	425
Long-lived assets held for sale	653	660
Assets of discontinued operations - held for sale	8,390	8,834

Total current assets	183,522	187,739
Property, plant and equipment, net	31,867	30,214
Net investment in direct financing leases	13,264	15,392
Net investment in sales-type leases	11,307	11,213
Intangible assets, net	4,282	4,633
Other long-term assets	9,421	10,812

Total assets	$253,663	$260,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$19,106	$20,553
Accrued payroll and related expenses	5,711	6,419
Accrued sales and other taxes	7,002	7,187
Accrued liabilities	7,161	6,572
Current portion of long-term debt	10,634	13,331
Deferred revenue	2,158	1,999
Income taxes payable	1,339	1,707
Liabilities of discontinued operations - held for sale	1,131	649

Total current liabilities	54,242	58,417
Long-term obligations	12,242	12,471

Total liabilities	$66,484	$70,888
Stockholders’ equity	187,179	189,115

Total liabilities and stockholders’ equity	$253,663	$260,003

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

($ in thousands)	Three Months Ended March 31, 2003

	Core
	Business	Golden Eagle	Total

Cash flows from operating activities:
Net income (loss) from continuing operations	$(2,800)	$1,707	$(1,093)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred financing costs	224	142	366
Depreciation/Amortization	2,376	258	2,634
Bad debt expense	1,120	—	1,120
Deferred components of direct financing leases	—	(66)	(66)
Provision for losses on direct financing leases	—	1,639	1,639
Provision for losses on sales-type leases	161	—	161
Provision for excess and obsolete inventory	706	—	706
Foreign currency loss	463	—	463
Change in working capital and other noncurrent assets and liabilities	11,698	(116)	11,582

Net cash provided by operating activities	13,948	3,564	17,512

Cash flows from investing activities:
Principal payments received on direct-finance leases	—	3,117	3,117
Decrease in restricted cash	—	1,229	1,229
Funding of direct-finance leases	—	(1,722)	(1,722)
Acquisition of other assets	(465)	—	(465)
Purchase of property, plant, & equipment	(1,884)	(125)	(2,009)

Net cash (used in) provided by investing activities	(2,349)	2,499	150

Cash flows from financing activities:
Repayments on revolving line of credit	(59,627)	—	(59,627)
Borrowings on revolving line of credit	59,627	—	59,627
Repayment of long-term debt	(371)	(3,444)	(3,815)
Intercompany advances	278	(10)	268
Proceeds from sale of common stock	92	—	92

Net cash used in financing activities	(1)	(3,454)	(3,455)

Effect of exchange rate changes	69	—	69

Net increase in cash flows from continuing operations	11,667	2,609	14,276
Net decrease in cash flows from discontinued operations	(16)	—	(16)
Cash & cash equivalents, beginning of period	17,780	5,289	23,069

Cash & cash equivalents, end of period	$29,431	$7,898	$37,329

Note 1: Reconciliation of Non-GAAP Measures:

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA is presented in the earnings release because management believes that it is of interest to its investors. The Company defines adjusted EBITDA as earnings before interest, income taxes, depreciation, and amortization, adjusted to exclude foreign currency gains and losses, and certain other material non-cash unusual or infrequently occurring items. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered as a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

Below is a reconciliation of income before taxes, discontinued operations, and cumulative effect of change in accounting principle to adjusted EBITDA from continuing operations:

	Three Months Ended

	March 31, 2003			March 31, 2002

	Core			Core
	Business	Golden Eagle	Total	Business	Golden Eagle	Total

Adjusted EBITDA from continuing operations:
Income (loss) before income taxes, discontinued operations, and cumulative effect of change in accounting principle	$(2,110)	$1,707	$(403)	$(1,704)	$164	$(1,540)
Depreciation expense	1,558	258	1,816	2,050	187	2,237
Amortization expense	818	—	818	622	—	622
Foreign currency loss	463	—	463	1,592	—	1,592
Interest	541	378	919	1,962	704	2,666
Loss on early extinguishment of debt	—	—	—	2,618	—	2,618

Adjusted EBITDA from continuing operations	$1,270	$2,343	$3,613	$7,140	$1,055	$8,195

Below is a reconciliation of the loss from discontinued operations to adjusted EBITDA from discontinued operations:

	Three Months Ended

	March 31, 2003			March 31, 2002

	Core			Core
	Business	Golden Eagle	Total	Business	Golden Eagle	Total

Adjusted EBITDA from discontinued operations:
Loss from discontinued operations	$(937)	$—	$(937)	$(1,736)	$—	$(1,736)
Income tax benefit	—	—	—	(354)	—	(354)
Depreciation expense	—	—	—	126	—	126
Amortization expense	—	—	—	606	—	606
Foreign currency (gain) loss	20	—	20	(12)	—	(12)
Interest	22	—	22	21	—	21

Adjusted EBITDA from discontinued operations	$(895)	$—	$(895)	$(1,349)	$—	$(1,349)